UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 10, 2006
Forest City Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1 -4372	34 -0863886

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Terminal Tower, 50 Public Square, Suite
1100, Cleveland, Ohio		44113

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 216-621-6060
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 10, 2006, Forest City Enterprises, Inc. (the “Company”) issued and sold $287.5 million aggregate principal amount of its 3.625% Puttable Equity-Linked Senior Notes due 2011 (the “Notes”) to certain initial purchasers (the “Initial Purchasers”). The net proceeds from the offering, after deducting the Initial Purchasers’ discount, the cost of the puttable note hedge and warrant transactions described below and the estimated offering expenses payable by the Company, were approximately $262.3 million. The Company used a portion of the net proceeds from the offering to repurchase approximately $25 million of its Class A common stock from institutional investors through its agent in negotiated transactions concurrently with this offering. The Company expects to use the remaining net proceeds from the offering to repay approximately $190 million of recourse debt outstanding under the Company’s $600 million bank revolving credit facility and for general corporate purposes. The purchase price paid by the Initial Purchasers for the Notes was 97.75% of the principal amount thereof, resulting in aggregate discounts and commissions of approximately $6.47 million in connection with the sale of the Notes.
The Notes and the Company’s Class A common stock that may be issuable upon exercise of the put option (if the Company exercises its net share settlement option) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the related purchase agreement.
The Notes are governed by an Indenture, dated October 10, 2006 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). A copy of the Indenture and Form of Note is filed herewith as Exhibit 4.1.
The Notes mature on October 15, 2011 and bear interest at a rate of 3.625% per year on the principal amount of the Notes, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2007. The Company may not redeem the Notes prior to maturity.
Holders may put their notes to the Company at their option on any day prior to the close of business on the scheduled trading day immediately preceding July 15, 2011 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per Note for each day of that measurement period was less than 98% of the product of the last reported sale price of the Company’s Class A common stock and the put value rate on each such day; (2) during any fiscal quarter after the fiscal quarter ending January 31, 2007, if the last reported sale price of the Company’s Class A common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the applicable put value price in effect on the last trading day of the immediately preceding fiscal quarter; or (3) upon the occurrence of specified corporate events as set forth in the Indenture. On and after July 15, 2011 until the close of business on the scheduled trading day immediately preceding the maturity date, holders may put their Notes to the Company at any time, regardless of the foregoing circumstances.
The Company has an option, at its sole discretion, to elect net share settlement of any Notes put to it prior to maturity. Upon any put of the Notes by holders, the Company will pay cash (or, following its exercise of the net share settlement option, cash and shares of the Company’s Class A common stock, if any) based on a daily put value calculated on a proportionate basis for each day of the relevant thirty trading-day observation period. The initial put value rate will be 15.0631 shares of Class A common stock per $1,000 principal amount of Notes (equivalent to a put value price of approximately $66.39 per share of Class A common stock, which represents a 25 percent premium based on the October 4, 2006 closing price of $53.11 per share). The put value rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change,” as set forth in the Indenture, occurs prior to the maturity date, the Company will in some cases increase the put value rate for a holder that elects to put its Notes to it in connection with such fundamental change.
The holders of the Notes may require the Company to purchase all or a portion of their Notes if certain “designated events” as set forth in the Indenture, occur, in each case at a purchase price in cash equal to 100% of the principal amount of the purchased Notes, plus any accrued and unpaid interest to the purchase date.
The foregoing description of the terms of the Indenture and the Notes is qualified in its entirety by reference to the copy of the Indenture and Form of Note filed herewith as Exhibit 4.1.
In connection with the sale of the Notes, the Company entered into a Registration Rights Agreement, dated October 10, 2006, with the Initial Purchasers. Under the Registration Rights Agreement, the Company is obligated to use its best efforts to cause a shelf registration statement for the resale of the Notes and the Class A common stock issuable upon the Company’s exercise of the net share settlement option to become effective under the Securities Act within 180 days after October 10, 2006. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, it will be required to pay additional amounts to holders of the Notes under specified circumstances. A copy of the Registration Rights Agreement is filed herewith as Exhibit 4.2.
In connection with the offering, the Company has entered into puttable note hedge transactions and warrant transactions with certain counterparties (the “Hedge Transactions”). The Hedge Transactions are expected to increase the effective put value price of the Notes to approximately $74.35 per share of Class A common stock, which represents a 40 percent premium based on the October 4, 2006 closing price of $53.11 per share. The Hedge Transactions are also expected to reduce the potential dilution upon a future put of the Notes. The net cost of the Hedge Transactions was approximately $16.9 million. The Hedge Transactions are separate contracts entered into by the Company with the counterparties thereto and are not part of the terms of the Notes and will not affect the holders’ rights under the Notes.
The counterparties and the Initial Purchasers have advised the Company that they or their affiliates entered into, concurrently with the pricing of the Notes, various derivative transactions with respect to, and/or purchases of, shares of the Company’s Class A common stock. In addition, the counterparties or the Initial Purchasers or their affiliates may enter into or unwind various derivatives and/or purchase or sell shares of the Company’s Class A common stock in secondary market transactions, including during any observation period related to any put of the Notes.
The Notes and the shares of Class A common stock that may be issuable upon a put of the Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Certain information required by Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.
The Notes will be senior unsecured obligations and will rank equally with all of the Company’s existing and future senior debt and senior to all its future subordinated debt and will be structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries. In addition, the Notes will be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the collateral securing such debt.
The Notes are subject to acceleration upon the occurrence of an “event of default” as set forth in the Indenture, which consists generally of (1) default in any payment of interest on any Note when due if such default continues for a period of 30 days, (2) default in the payment of principal of or any other amount under any Note when due and payable, (3) failure to deliver cash or, upon exercise of the Company’s net share settlement option, cash and shares of Class A common stock, if any, upon a put of the Notes, (4) failure to comply with other covenants and agreements contained in the Indenture, subject in certain cases to notice thereof and the opportunity to cure such failures, (5) certain defaults under other debt obligations of the Company, and (6) certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Securities Act).
The foregoing description of the terms of the Indenture and the Notes is qualified in its entirety by reference to the copy of the Indenture and Form of Note filed herewith as Exhibit 4.1.
Item 3.02 Unregistered Sales of Equity Securities.
The information required by Item 3.02 is contained in Item 1.01 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of October 10, 2006, between Forest City Enterprises, Inc., as issuer, and The Bank of New York
Trust Company, N.A., as trustee, including, as Exhibit A thereto, the Form of 3.625% Puttable Equity-Linked Senior Note Due 2011.

4.2	Registration Rights Agreement, dated October 10, 2006, among Forest City Enterprises, Inc. and the Initial Purchasers named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forest City Enterprises, Inc.
October 16, 2006	By:	/s/ THOMAS G. SMITH
		Name:	THOMAS G. SMITH
Title: Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description
4.1	Indenture, dated as of October 10, 2006, between Forest City Enterprises, Inc., as issuer, and The Bank of New York Trust Company, N.A., as trustee, including, as Exhibit A thereto, the Form of 3.625% Puttable Equity-Linked Senior Note Due 2011.

4.2	Registration Rights Agreement, dated October 10, 2006, among Forest City Enterprises, Inc. and the Initial Purchasers named therein.